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                             Exhibit 23.5

                  [letterhead of Coopers & Lybrand]

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement of MERCANTILE BANCORPORATION INC. on Form S-4 of our report dated January 24, 1994, on our audit of the consolidated statements of income, cash flows and changes in capital of TODAY'S BANCORP, INC. (formerly known as Northwest Illinois Bancorp, Inc.) for the year ended December 31, 1993, which report is included in the 1995 Annual Report on Form 10-K of TODAY'S BANCORP, INC. We also consent to the reference to our firm under the caption "Experts."

/s/  Coopers & Lybrand LLP

Milwaukee, Wisconsin
August 7, 1996